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                                                                     EXHIBIT 4.1

                          SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            CATALINA LIGHTING, INC.

                      (as amended by Articles of Amendment
             filed July 3, 2001, November 7, 2001 and April 4, 2002)

                                ARTICLE 1  NAME
                                ---------  ----

       The name of this corporation shall be CATALINA LIGHTING, INC. whose principal place of business is at 6073 N.W. 167th Street, Suite C-16, Miami, Florida 33015.

                   ARTICLE II  NATURE OF BUSINESS AND POWERS
                   ----------  -----------------------------

       The general nature of the business to be transacted by this corporation is to engage in any and all business permitted under the laws of the United States and the State of Florida.

                              ARTICLE III  CAPITAL
                              -----------  -------

       (1) The aggregate number of shares which the Corporation shall have the authority to issue is Twenty Million (20,000,000) shares of Common Stock, having a par value of one cent ($.01) per share, and One Million (1,000,000) shares of Preferred Stock, having a par value of one cent ($.01) per share.

       Effective as of 8:00 a.m. on April 8, 2002 (the "Effective Time"), every five shares of Common Stock, par value $.01 per share, of the Corporation issued and outstanding or held in treasury immediately prior to the Effective Time (the "Old Common Stock") shall automatically be combined (the "Reverse Stock Split"), without any action on the part of the holder thereof, into one share of Common Stock, par value $.01 per share (the "New Common Stock"). The Corporation shall not issue fractional shares on account of the Reverse Stock Split. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall issue a full share. Whether or not fractional shares would be issuable upon such combination shall be determined on the basis of the total number of shares of Old Common Stock held by such holder and the total number of shares of New Common Stock issuable to such holder as a result of the Reverse Stock Split.

       (2) Of the 1,000,000 shares of Preferred Stock, 200,000 shares shall be designated "Series A Preferred Stock". The voting rights, designation, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions of the Series A Preferred Stock are as set forth below.

       1.     Designation and Amount. The shares of such series will be
              ----------------------
       designated as "Series A Junior Participating Preferred Stock" and the number of shares constituting such series will be 200,000. Such number of shares may be increased or decreased by resolution of this Board; provided, that no decrease will reduce the number of shares of Series A Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Junior Participating Preferred Stock.
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       2.     Dividends and Distributions.
              ---------------------------

       (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock will be entitled to receive, when, as and if declared by this Board out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October of each year (each, a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.25 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the common stock, par value $0.01 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation at any time after November 21, 2000 (the "Rights Declaration Date") (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

       (b) The Corporation will declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph
       (a) above as a condition to declaration of a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event that no dividend or distribution has been declared on the Common Stock during the period between any Quarterly Dividend Payment Date, a dividend of $0.25 per share on the Series A Junior Participating Preferred Stock will nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

       (c) Dividends will begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. This Board may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date will be no more than 30 days prior to the date fixed for the payment thereof.

       3.     Voting Rights. The holders of shares of Series A Junior
              -------------
       Participating Preferred Stock will have the following voting rights:

       (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock will entitle the holder thereof to 1 vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation at any time after the Rights Declaration Date (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding
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       Common Stock or (iii) combines the outstanding Common Stock into a smaller number of shares, then in each case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

       (b) Except as otherwise provided herein or by law, holders of Series A Junior Participating Preferred Stock will have no special voting rights and the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock will vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

       4.     Certain Restrictions.
              --------------------

       (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding have been paid in full, the Corporation will not:

              (i) declare or pay dividends on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

              (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

              (iii) redeem or purchase or otherwise acquire for consideration any shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

              (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except (i) in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock, or (ii) in accordance with a purchase offer made in writing or by publication (as determined by this Board) to all holders of such shares upon such terms as this Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, determines in good faith will result in fair and equitable treatment among the respective series or classes.
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              (b)    The Corporation will not permit any subsidiary of the
       Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph
       (a) of this Section 4, purchase or otherwise acquire such shares at such
                   ---------
       time and in such manner.

       5.     Reacquired Shares. Any shares of Series A Junior Participating
              -----------------
       Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever will be retired and cancelled promptly after the acquisition thereof. All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as Series A Junior Participating Preferred Stock or as part of a new series of Preferred Stock to be created by resolution or resolutions of this Board, subject to the conditions and restrictions on issuance set forth herein.

       6.     Liquidation, Dissolution or Winding Up.
              --------------------------------------

       (a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution will be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock will have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions will be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock will have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock will receive their ratable and proportionate share of remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

       (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets will be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets will be distributed ratably to the holders of Common Stock.

       (c) In the event the Corporation at any time after the Rights Declaration Date (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or
       (iii) combines the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event will be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

       7.     Consolidation, Merger, etc. If the Corporation enters into any
              --------------------------
       consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock will at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation at any time after the Rights Declaration Date (i) declares any dividend on Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines the outstanding Common Stock into a smaller
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       number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

       8.     No Redemption. The shares of Series A Junior Participating
              -------------
       Preferred Stock will not be redeemable.

       9.     Ranking. The Series A Junior Participating Preferred Stock will
              -------
       rank junior to all other series of the Corporation's preferred stock, if any, as to the payment of dividends and the distribution of assets, unless the terms of any such series provide otherwise.

       10.    Amendment. If there is any Series A Junior Participating Preferred
              ---------
       Stock outstanding, the Amended and Restated Certificate of Incorporation of the Corporation will not be further amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

       11.    Fractional Shares. Series A Junior Participating Preferred Stock
              -----------------
       may be issued in fractions of a share, which will entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.


                              ARTICLE IV  DURATION
                              ----------  --------

         The duration of the Corporation shall be perpetual.

                              ARTICLE V  DIRECTORS
                              ---------  ---------

         The number of directors of this Corporation are as fixed in the By-Laws.

                         ARTICLE VI  REGISTERED OFFICE
                         ----------  -----------------

       The address of the Registered Office of said corporation shall be One CenTrust Financial Center, 100 S.E. 2nd Street, Miami, Florida 33131.

       The registered agent at that address is Florida Registered Agents, Inc.